APRIL 24, 2002

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2002 RESULTS

AMES, Iowa, USA, April 24, 2002—Sauer-Danfoss Inc. (NYSE:  SHS; FSE:  SAR) today announced its financial results for the first quarter ended March 31, 2002.

FIRST QUARTER REVIEW

Earnings Exceed Expectations
Net income for the first quarter 2002 was $7.5 million, or $0.16 per share, compared with net income for the first quarter 2001 of $12.2 million, or $0.27 per share.  First quarter 2001 earnings, excluding $0.7 million of goodwill amortization, would have been $13.0 million, or $0.28 per share.

Positive Signs in Sales, Orders, and Backlog
Net sales for the quarter were $243.0 million, down 6.9 percent from net sales of $261.1 million in the first quarter 2001, which was our strongest quarter, both in terms of sales and profitability.         The Americas’ net sales for the quarter were down 10.9 percent compared to prior year, and European sales were down 7.7 percent.  Asia-Pacific first quarter 2002 net sales were up $6.3 million, or 122.9 percent. Excluding the impact of the Daikin joint venture, Asia-Pacific sales were level with the first quarter of 2001.

Comparing first quarter 2002 with the same quarter last year, sales into the agriculture market were up 7.6 percent, and road building market sales were up 1.8 percent.  Sales to distributors were down 23.1 percent, sales into the turf care market were down 6.6 percent, specialty vehicle market sales were down 5.1 percent, and construction market sales were down 3.9 percent.

Total backlog at the end of the first quarter 2002 of $292.5 million was down 9.9 percent from last year’s level of $324.7 million.  Backlog in the Americas was up 1.4 percent over the same period last year, while European backlog was down 28.2 percent.  Orders received for the first quarter 2002 were $215.6 million, an increase of 2.3 percent over the same period last year.  Orders received in the Americas were up 13.2 percent and European orders were down 15.4 percent.

David Pfeifle, President and Chief Executive Officer, commented,  “We are both pleased with and encouraged by our first quarter results.  Earnings exceeded our expectations, given the level of sales and effect of product mix, reflecting initial success of our initiative to reduce fixed costs and a beginning of recovery for our American Hydrostatic business.  On the revenue side, the trends in sales, orders, and backlog compared to a strong first quarter last year were also positive.  Although sales and backlog were down from the prior year, the quarter-over-quarter decline is the smallest in a year, leading us to believe that our markets are stabilizing.  Importantly, orders are up over the prior year period, marking the first increase in more than a year.”

Pfeifle continued, “Sales into our various markets were mixed, as they have been for the past two quarters.  However, we are optimistic that some of our markets, particularly the agricultural and road building markets, are turning up.  This represents a significant improvement over last year, in which sales into all of our markets were down.”

Solid Cash Flow, Reduced Inventories and Capital Expenditures

Cash provided from operations for the first quarter 2002 was $2.4 million, compared to last year’s $12.5 million.  Inventories were reduced by $10.3 million during the quarter.  Capital expenditures were $6.0 million, down $7.9 million compared to the $13.9 million reported last year.

“Cash flow was solid for the first quarter, especially in light of the pickup in our business,” commented Pfeifle.  “We were again able to reduce inventories, and our capital expenditures are down significantly from last year, as planned.”

SEGMENT RESULTS

New Reporting Segments: Propel, Work Function, and Controls

The Company’s segments have changed from prior year due to a change in how management evaluates its performance.  Prior to 2002, the Company’s segments were based on a geographical basis.  Starting with the first quarter of 2002, the Company will report its segment results on a product line basis: Propel, Work Function, and Controls.  Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle.  Work Function products include steering motors as well as gear pumps and motors, which transmit power for the work functions of the vehicle.  Controls products include electrohydraulic controls, microprocessors, and valves that control and direct the power of a vehicle.

Propel product sales of $124.0 million for the first quarter 2002 were down 4.7 percent compared to prior year sales of $130.1 million.  Propel segment income from operations for the first quarter 2002 was $13.9 million compared to $15.0 million last year.

Work Function product sales of $72.8 million for the first quarter 2002 were down 4.5 percent compared to prior year sales of $76.2 million.  Work Function segment income from operations for the first quarter 2002 was $7.2 million compared to $9.3 million last year.

Controls first quarter 2002 product sales of $46.3 million were down 15.3 percent compared to prior year sales of $54.7 million.  Segment income from operations for the first quarter 2002 was $3.0 million compared to $6.4 million last year.

In addition to the three operating segments reported above, “Global Services and Other Expenses, net” includes unallocated global general and administrative expenses and other income and expenses.  These costs amounted to $4.4 million in the first quarter 2002 compared to $2.6 million in the first quarter 2001.  The increased net expense for first quarter 2002 reflects lower currency gains compared to first quarter 2001.  First quarter 2001 reflected a currency gain of $1.7 million, which lowered the net expense.

ACQUISITION ACTIVITIES

“We have recently completed the acquisition of the low voltage motor business of Thrige Electric and purchase of a minority stake in Comatrol, an Italian valve manufacturer,” stated Pfeifle.  “The low voltage motor products fit nicely into our existing and expanding power electronics business.  We showed these products at the CeMat fair in Hanover, Germany, the most important fair for material handling, which is the target for these products.  We have already been receiving inquiries from our customers about these new products.  Both of these acquisitions fit our strategy of expanding our product offering and serving our customers on a truly global basis.”

OUTLOOK

“Despite the strong first quarter, we remain uncertain as to exactly when we will see a rebound in all of the markets we serve,” commented Pfeifle. “Our prior guidance for the full year was for sales to be flat to up slightly, and for earnings per share in the range of $0.30 to $0.45.  Certainly, our first quarter performance supports our ability to meet or exceed these numbers, given continued expansion of our markets.  However, the rate of that expansion will have a significant impact, and the typically weaker nature of our earnings in the second half of the year leads us to be only cautiously optimistic at this time.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,500 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

This press release contains “forward-looking statements”, statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company’s interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; major customers’ product and program development plans and the Company’s role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing;  labor relations; the Company’s execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	13 Weeks Ended
(Dollars in thousands	March 31,	April 1,
except share and per share data)	2002	2001
Net sales	243,048	261,102
Cost of sales	184,007	195,703
Gross profit	59,041	65,399
Selling	15,670	14,401
Research and development	9,359	10,240
Administrative	14,690	14,667
Total operating expenses	39,719	39,308
Income from operations	19,322	26,091
Nonoperating income (expenses):
Interest expense, net	(4,243)	(4,671)
Minority interest	(3,583)	(3,363)
Other, net	302	2,023
Income before income taxes	11,798	20,080
Income taxes	(4,348)	(7,831)
Net income	7,450	12,249
Net income per share:
Basic and diluted net income per common share	0.16	0.27
Basic weighted average common shares outstanding	47,395	45,717
Diluted weighted average common shares outstanding	47,402	45,720
Cash dividends per common share	0.07	0.07

PRO FORMA RESULTS EXCLUDING GOODWILL AMORTIZATION

	13 Weeks Ended
(Dollars in thousands	March 31,	April 1,
except per share data)	2002	2001
Reported net income	7,450	12,249
Add back goodwill amortization	—	708
Adjusted net income	7,450	12,957
Net income per share:
Reported basic and diluted net income per common share	0.16	0.27
Add back goodwill amortization	—	0.01
Adjusted basic and diluted net income per common share	0.16	0.28

BUSINESS SEGMENT INFORMATION
	13 Weeks Ended
	March 31,	April 1,
(Dollars in thousands)	2002	2001
Net sales
Propel	123,955	130,140
Work Function	72,812	76,242
Controls	46,281	54,720
Total	243,048	261,102
Segment Income (Loss)
Propel	13,914	15,004
Work Function	7,172	9,299
Controls	2,980	6,403
Global Services and Other Expenses, net	(4,442)	(2,593)
Total	19,624	28,113

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	13 Weeks Ended
	March 31,	April 1,
(Dollars in thousands)	2002	2001
Cash flows from operating activities:
Net income	7,450	12,249
Depreciation and amortization	17,056	18,186
Minority interest in income of consolidated companies	3,583	3,363
Net change in receivables, inventories, and payables	(24,849)	(27,175)
Other, net	(866)	5,896
Net cash provided by operating activities	2,374	12,519
Cash flows from investing activities:
Purchases of property, plant and equipment	(6,016)	(13,861)
Payments for acquisitions, net of cash acquired	(6,554)	(33,984)
Proceeds from sales of property, plant and equipment	157	—
Net cash used in investing activities	(12,413)	(47,845)
Cash flows from financing activities:
Net borrowings on notes payable and bank overdrafts	10,292	10,657
Net borrowings of long-term debt	2,630	22,770
Cash dividends	(3,319)	(3,318)
Distribution to minority interest partners	(976)	(1,029)
Net cash provided by financing activities	8,627	29,080
Effect of exchange rate changes	(102)	(3,993)
Net decrease in cash and cash equivalents	(1,514)	(10,239)
Cash and cash equivalents at beginning of year	14,324	24,754
Cash and cash equivalents at end of period	12,810	14,515

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	12,810	14,324
Accounts receivable, net	175,461	134,586
Inventories	131,267	141,652
Other current assets	23,849	23,066
Total current assets	343,387	313,628
Property, plant and equipment, net	409,099	423,195
Other assets	157,183	148,158
Total assets	909,669	884,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and bank overdrafts	62,238	53,046
Long-term debt due within one year	9,602	9,727
Accounts payable	65,077	57,096
Other accrued liabilities	55,995	49,977
Total current liabilities	192,912	169,846
Long-term debt	236,512	236,026
Long-term pension liability	31,033	31,608
Deferred income taxes	42,722	42,991
Other liabilities	29,560	31,745
Minority interest in net assets of consolidated companies	27,427	25,581
Stockholders’ equity	349,503	347,184
Total liabilities and stockholders’ equity	909,669	884,981